EXHIBIT 99.1

Atheros Communications Announces Q3 2005 Results

Above Guidance Non-GAAP Q3 EPS of $0.05;

GAAP Q3 EPS of $0.04

Santa Clara, Calif. – Oct. 24, 2005 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless solutions, today announced financial results for the third quarter of 2005, ended Sept. 30, 2005.

Revenue in the third quarter was $45.8 million, up six percent from the $43.4 million reported in the second quarter. Gross margins in the third quarter were 43.5 percent, in line with the company’s target model, compared with 41.6 percent in the second quarter.

In accordance with U.S. generally accepted accounting principles (GAAP), the company recorded a third quarter net income of $2.2 million or $0.04 per diluted share. This compares with a GAAP net loss of $216,000, or $0.00 per diluted share in the second quarter of fiscal 2005.

Total cash and investments increased to $164.6 million at Sept. 30, 2005, compared with $164.1 million at June 30, 2005.

Atheros reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis. Non-

GAAP net income excludes the effect of the amortization of stock-based compensation. In the third quarter of 2005, non-GAAP net income was $2.6 million, or $0.05 per diluted share, compared with non-GAAP net income of $401,000, or $0.01 per diluted share, in the second quarter of fiscal 2005.

”Our WLAN business was strong and profitable in the third quarter, especially in the enterprise and PC OEM channels,” said Craig Barratt, president and CEO of Atheros. “We also gained additional design wins for our ROCm™ embedded solutions for the consumer electronics market. These and other new products are increasing our total available market in WLAN, where we remain focused on our goal of being number one.

“Shipments of our AR1900 to UTStarcom for the PAS cellular handset market in China accelerated in the third quarter. We were also very pleased to report that our overall average selling prices declined only four percent in the quarter, a significant improvement from previous quarterly declines of 10 to 15 percent.

“Design win activity remained robust in all product categories, as customers continued to adopt our single-chip solutions. We are now seeing many expected benefits, including operational leverage, from the significant investments we have been making in the company’s research and development programs over the past two years. Our third quarter results and our visibility into the fourth quarter position us well for continued growth and profitability in 2006 and beyond,” he said.

“Earlier this month, we announced our leadership in and endorsement of the Enhanced Wireless Consortium (EWC) and its efforts to accelerate adoption of the 802.11n standard. Based on the unified specification, we plan to leverage our market-leading technology and CMOS integration expertise to deliver EWC-based 802.11n-based products for high-bandwidth connectivity through the home, enterprise and mobile environments as early as the first quarter of 2006,” Dr. Barratt said.

Highlights

•	On Sept. 19, Atheros and Spansion announced a partnership to deliver innovative packaging solutions for handset manufacturers, called Package-on-Package (PoP). This unique packaging allows a reduction in the size of today’s dual-mode cellular/WLAN mobile phones by vertically stacking Atheros’ ROCm™ 802.11a/g and 802.11g solutions with Spansion’s MirrorBit™ Flash memory. This solution enables handset manufacturers to provide valuable new services, such as Voice-over-IP (VoIP) and WLAN data connectivity for fast download of content such as ring tones, music, video clips, games, and email, in very small form factors.

•	During September, Atheros announced that consumers are purchasing more MIMO (Multiple Input Multiple Output) wireless networking products based on the Atheros Super G® technology than any other MIMO solutions. According to NPD weekly data, Atheros based MIMO products sold in North America made up a majority of all MIMO based WLAN product sales in the third quarter.

•	TRENDnet launched a new WLAN product portfolio featuring Atheros’ Super G, Super A/G® and VLocityTM MIMO technologies. TRENDnet, a manufacturer of wired and wireless networking solutions, is offering three new high performance WLAN product lines based on Atheros’ performance-improving technologies, which enable users to enjoy throughput and coverage benefits of networking equipment that also interoperates seamlessly with standard 802.11g and 802.11a/g devices.

•	Lenovo announced that it has introduced its first notebook computers with Atheros PCI Express chips, which enhance performance and mobility of its new ThinkPad Z60. Introduced in April, the Atheros 802.11a/g AR5006EX and 802.11g AR5006EG are the world’s first complete single-chip WLAN solutions to support the PCI Express interface.

•	The company announced its endorsement of the Enhanced Wireless Consortium (EWC) and its efforts to accelerate completion of the 802.11n WLAN standard. Atheros, a founding member of the EWC, plans to deliver chipsets based on the new WLAN specification introduced by the EWC as early as the first quarter of 2006. The group’s proposal is a blueprint for semiconductor manufacturers to develop chipsets for interoperable, high performance WLAN products. Other EWC members include Airoha, Apple, Azimuth, Broadcom, Buffalo, Cisco, Conexant, D-Link, Gateway, Gemtek, Intel, Lenovo, Linksys, LitePoint, Marvell, Metalink, Mitsubishi, NETGEAR, Nvidia, Ralink,

Realtek, SANYO, Sony, Symbol Technologies, Toshiba, USRobotics, WildPackets, Winbond and ZyDAS, with additional members expected to join.

•	Earthlink, using equipment from Tropos Networks, was chosen as the WiFi equipment vendor for the city of Philadelphia’s free network. Tropos’ equipment is based on Atheros 802.11g technology.

Conference Call

Atheros will broadcast its third quarter 2005 financial results conference call today, Monday, Oct. 24, 2005, at 2 p.m. Pacific time (5 p.m. Eastern time).

To listen to the call, please dial (630) 395-0018 approximately 10 minutes prior to the start time. The pass code is Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-3287.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros web site at http://www.atheros.com. Please access the web site approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for one year.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer, networking equipment and handset manufacturers. For more information, please visit http://www.atheros.com or send email to info@atheros.com.

NOTE: Atheros, the Atheros logo, Super G, Super AG, ROCm and VLocity are trademarks of Atheros Communications, Inc.

Note on Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including Atheros’ goal of being number one in the WLAN market; the anticipated future results of Atheros, including expected growth and profitability in 2006 and beyond; the plans of Atheros to deliver 802.11n-based products based on the EWC’s specification as early as the first quarter of 2006; the timing of the adoption of an 802.11n standard and whether the specification promoted by the EWC will be adopted as the standard; and Atheros’ design wins and the introduction of Atheros’s products into various customers’ products, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the impacts of competition, technological advances and pricing pressures; general economic conditions; variability in the quarterly operating results of Atheros and its customers; the rate of growth of wireless telecommunications markets; whether and in what form the EWC specification is adopted as the 802.11n standard; the timing of adoption of an 802.11n standard; difficulties in the development of new products and technologies, including Atheros’ anticipated 802.11n products; manufacturing difficulties; whether Atheros is successful in marketing its products; and other risks detailed in Atheros’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

– Summary Financial Data Attached –

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenue	$45,800	$38,262	$130,407	$127,954
Cost of goods sold	25,893	20,800	74,089	68,215

Gross profit	19,907	17,462	56,318	59,739

Operating expenses:
Research and development	11,657	10,404	34,121	30,625
Sales and marketing	4,262	3,824	12,715	11,484
General and administrative	2,627	2,139	7,200	6,432
Stock-based compensation	441	918	1,512	3,058

Total operating expenses	18,987	17,285	55,548	51,599

Income from operations	920	177	770	8,140
Interest income, net	1,262	658	3,360	1,281
Income taxes	(30)	(68)	(525)	(753)

Net income	$2,152	$767	$3,605	$8,668

Basic earnings per share	$0.04	$0.02	$0.07	$0.21

Diluted earnings per share	$0.04	$0.01	$0.07	$0.17

Shares used in computing basic earnings per share	48,984	46,762	48,582	41,345

Shares used in computing diluted earnings per share	53,617	52,428	53,499	51,486

Non-GAAP net income (*)	$2,593	$1,685	$5,117	$11,726

Shares used in computing non-GAAP basic earnings per share (*)	48,984	46,762	48,582	41,345

Shares used in computing non-GAAP diluted earnings per share (*)	53,617	52,428	53,499	51,486

Non-GAAP basic earnings per share (*)	$0.05	$0.04	$0.11	$0.28

Non-GAAP diluted earnings per share (*)	$0.05	$0.03	$0.10	$0.23

	Reconciliation of GAAP Net Income to Non-GAAP Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
GAAP net income	$2,152	$767	$3,605	$8,668

Stock-based compensation	441	918	1,512	3,058

Non-GAAP net income	$2,593	$1,685	$5,117	$11,726

(*)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income, which is adjusted from results based on GAAP to exclude stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses.

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:

Cash, cash equivalents and marketable securities	$164,577	$154,485
Accounts receivable, net	29,522	29,750
Inventory	21,685	15,215
Prepaid expenses and other current assets	4,842	3,611

Total current assets	220,626	203,061

Property and equipment, net	5,260	2,757
Other assets	583	545

	$226,469	$206,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$43,956	$33,022
Long-term liabilities	1,139	301
Stockholders’ equity	181,374	173,040

	$226,469	$206,363